Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES REPORTS FOURTH QUARTER AND ANNUAL 2016
REVENUES AND EARNINGS

	Three Months Ended December 31,			Year Ended December 31,
(In thousands, except per share amounts)	2016	2015	% Change	2016	2015	% Change
Total revenues	$518,832	$528,783	(2)%	$2,008,991	$2,093,529	(4)%
Trucking revenues, net of fuel surcharge	347,546	368,790	(6)%	1,356,284	1,411,099	(4)%
Werner Logistics (1) revenue	107,171	96,715	11%	417,172	393,174	6%
Operating income	34,956	57,261	(39)%	126,070	200,456	(37)%
Net income	21,811	36,648	(40)%	79,129	123,714	(36)%
Earnings per diluted share	0.30	0.51	(41)%	1.09	1.71	(36)%

(1) Formerly Value Added Services (VAS)

OMAHA, NEBRASKA, January 30, 2017 - Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, reported revenues and earnings for the fourth quarter and year ended December 31, 2016. Earnings per diluted share were $0.30 for fourth quarter 2016 compared to earnings per diluted share of $0.51 for fourth quarter 2015 and $0.26 for third quarter 2016. Earnings per diluted share for 2016 were $1.09 compared to $1.71 for 2015.

2016 was a very challenging freight and rate year for our truckload and logistics business segments. Our significant investment in the five T’s at Werner (trucks, trailers, terminals, talent and technology) is raising the bar on customer service and we expect will result in improved financial results going forward. We would like to express our sincere appreciation for the ongoing commitment, resolve, creativity and unwavering dedication of our team of 10,000-plus Werner associates as we make further progress on the journey to achieving best in class status in each of our business segments.

Our fourth quarter 2016 freight demand demonstrated seasonal improvement from third quarter 2016. We believe part of this improvement was industry specific and part was company specific. During June 2016, to take advantage of the strengthening Dedicated market, we moved 150 trucks from One-Way Truckload, lessening the need to find satisfactory freight for the trucks in the more challenged one-way truckload market. In September 2016, we moved an additional 100 trucks from One-Way Truckload into Dedicated.

Freight volumes and transactional spot market pricing in the one-way truckload market improved in fourth quarter 2016 from third quarter 2016. We experienced more typical seasonal freight volumes in One-Way Truckload in fourth quarter 2016 which were better than fourth quarter 2015. Freight demand thus far in

Werner Enterprises, Inc. - Release of January 30, 2017

January 2017 has been softer than normal in One-Way Truckload; however, with our reduced truck count in One-Way Truckload, our prebooks of loads compared to trucks are slightly better than January 2016.

Average revenues per tractor per week increased sequentially by 3.8% in fourth quarter 2016 compared to third quarter 2016 due to a 1.0% decrease in average miles per truck combined with a 4.8% increase in average revenues per total mile. Average revenues per tractor per week decreased 1.9% in fourth quarter 2016 compared to fourth quarter 2015 resulting from a 3.8% decrease in average miles per truck combined with a 1.9% increase in average revenues per total mile. Shifting trucks to shorter-haul Dedicated from longer-haul One-Way Truckload had a favorable impact on revenue per total mile and an unfavorable impact on miles per truck.

During fourth quarter 2016, we experienced freight strengthening which further validated our pricing strategy. In second quarter 2016, the contractual rate market was very challenging, particularly in One-Way Truckload. An excess supply of industry trucks relative to sluggish freight demand created a market in which some customers pushed hard and obtained contractual rate decreases. At that time, we chose to exit from certain contractual business that would have required mid-to-high single digit contractual rate decreases for the next year, since we believed that this pricing was not sustainable. In fourth quarter 2016, transactional spot rates demonstrated material improvement, and contract rates began to stabilize for new contracts. Expectations are rising for improved pricing in 2017, noting a more positive economic outlook, rationalizing industry truck supply, normalized current customer inventory levels and the much anticipated supply-constricting December 2017 electronic logging device (ELD) regulatory mandate.

In fourth quarter 2016, we averaged 7,178 trucks in service in the Truckload segment and 80 intermodal drayage trucks in the Werner Logistics segment. We ended fourth quarter 2016 with 7,100 trucks in the Truckload segment, a year-over-year decrease of 350 trucks and a sequential decrease of 75 trucks. Our Specialized Services unit, primarily Dedicated, ended fourth quarter 2016 with 3,760 trucks (or 53% of our total Truckload segment fleet compared to 49% as of December 2015).

We are nearing completion of a significant reinvestment in our fleet over the last two years to reduce the average age of our trucks and trailers. Our investment in newer trucks and trailers improves our driver experience, raises operational efficiency and helps us to better manage our maintenance, safety and fuel costs. The average age of our truck fleet was 1.8 years as of December 31, 2016. Net capital expenditures in 2016 were $429.6 million compared to $351.5 million in 2015. We estimate net capital expenditures for 2017 to be in the range of $225 million to $275 million.

The driver recruiting market remains challenging. Several ongoing market factors persist including a declining number of, and increased competition for, driver training school graduates, a low national unemployment rate, aging truck driver demographics and increased truck safety regulations. We have taken many significant actions in the last year to strengthen our driver recruiting and retention to make Werner the preferred choice for the best drivers, including raising driver pay, lowering the age of our truck fleet, installing safety and training features on all new trucks, tightening our driver hiring standards and investing in our driver training schools. In 2016, we achieved our lowest driver turnover rate in 17 years.

Gains on sales of assets were $3.2 million in fourth quarter 2016. This compares to gains on sales of assets of $4.4 million in fourth quarter 2015. In fourth quarter 2016, we sold significantly fewer trucks and over twice as many trailers as in fourth quarter 2015. We realized lower average gains per truck and trailer in fourth quarter 2016 compared to fourth quarter 2015. The used truck pricing market remained very difficult in fourth quarter 2016 due to a higher than normal supply of used trucks in the market and low buyer demand. We expect the tough used truck pricing market will persist in 2017. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

During fourth quarter 2016, due to the weak used truck market, we realized a $4.1 million increase in depreciation expense due to a reduction in the estimated residual values of certain trucks. We expect

Werner Enterprises, Inc. - Release of January 30, 2017

depreciation expense for these trucks to continue at similar higher level in first quarter 2017 and then gradually decline as these trucks are sold in the first few quarters of 2017. Insurance and claims expense in fourth quarter 2016 was higher than normal due to negative loss development of prior year claims; however, due to multiple safety initiatives we were pleased our accident frequency in 2016 declined 8% compared to 2015.

Diesel fuel prices were 14 cents per gallon higher in fourth quarter 2016 than in fourth quarter 2015 and were 12 cents per gallon higher than in third quarter 2016. For the first 30 days of January 2017, the average diesel fuel price per gallon was 63 cents higher than the average diesel fuel price per gallon in the same period of 2016 and 54 cents higher than in first quarter 2016. The components of our total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset based Werner Logistics segment. Werner Logistics includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

	Three Months Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
Werner Logistics (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$107,171	100.0	$96,715	100.0	$417,172	100.0	$393,174	100.0
Rent and purchased transportation expense	89,836	83.8	80,762	83.5	345,790	82.9	332,168	84.5
Gross margin	17,335	16.2	15,953	16.5	71,382	17.1	61,006	15.5
Other operating expenses	13,103	12.3	11,529	11.9	50,648	12.1	44,108	11.2
Operating income	$4,232	3.9	$4,424	4.6	$20,734	5.0	$16,898	4.3

In fourth quarter 2016, Werner Logistics revenues increased $10.5 million, or 11%, and operating income dollars decreased $0.2 million, or 4%, compared to fourth quarter 2015. The Werner Logistics gross margin percentage in fourth quarter 2016 of 16.2% decreased 30 basis points compared to the gross margin percentage of 16.5% in fourth quarter 2015. The Werner Logistics operating income percentage in fourth quarter 2016 of 3.9% decreased 70 basis points from fourth quarter 2015 of 4.6%.

In fourth quarter 2016, Werner Logistics continued to see strong growth in our truck brokerage and intermodal solutions despite the challenged logistics freight market. This is a strong vote of confidence from our customers as they continue to appreciate the value of the Werner Enterprises portfolio of service offerings. A large Werner Logistics Freight Management customer was acquired in 2015, and their logistics solution will transition to another platform in first quarter 2017. This will slow revenue growth in the near term.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $44.3 million and $45.3 million in fourth quarters 2016 and 2015, respectively, and $155.3 million and $212.5 million in 2016 and 2015, respectively) and the Werner Logistics segment are shown below.

	Three Months Ended December 31,			Year Ended December 31,
Operating Ratios	2016	2015	Difference	2016	2015	Difference
Truckload Transportation Services	90.7%	84.5%	6.2%	92.2%	86.7%	5.5%
Werner Logistics	96.1%	95.4%	0.7%	95.0%	95.7%	(0.7)%

Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the Truckload segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment’s operating ratios for fourth quarter 2016 and fourth quarter 2015 are 91.8%

Werner Enterprises, Inc. - Release of January 30, 2017

and 86.2%, respectively, and for 2016 and 2015 are 93.0% and 88.5%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of December 31, 2016, we had $180.0 million of debt outstanding and $994.8 million of stockholders’ equity.

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
	$	%	$	%	$	%	$	%
Operating revenues	$518,832	100.0	$528,783	100.0	$2,008,991	100.0	$2,093,529	100.0
Operating expenses:
Salaries, wages and benefits	156,814	30.2	160,766	30.4	636,112	31.7	639,908	30.6
Fuel	43,008	8.3	43,587	8.2	155,042	7.7	204,583	9.8
Supplies and maintenance	40,838	7.9	45,786	8.7	171,397	8.5	190,114	9.1
Taxes and licenses	21,194	4.1	23,187	4.4	85,547	4.3	89,646	4.3
Insurance and claims	24,482	4.7	20,814	3.9	83,866	4.2	80,848	3.9
Depreciation	56,879	11.0	50,144	9.5	209,728	10.4	193,209	9.2
Rent and purchased transportation	133,141	25.6	119,918	22.7	512,296	25.5	480,624	22.9
Communications and utilities	3,996	0.8	3,820	0.7	16,106	0.8	15,121	0.7
Other	3,524	0.7	3,500	0.7	12,827	0.6	(980)	(0.1)
Total operating expenses	483,876	93.3	471,522	89.2	1,882,921	93.7	1,893,073	90.4
Operating income	34,956	6.7	57,261	10.8	126,070	6.3	200,456	9.6
Other expense (income):
Interest expense	738	0.1	405	—	2,577	0.2	1,974	0.1
Interest income	(1,004)	(0.2)	(787)	(0.1)	(4,158)	(0.2)	(2,875)	(0.1)
Other	43	—	(61)	—	191	—	196	—
Total other expense (income)	(223)	(0.1)	(443)	(0.1)	(1,390)	—	(705)	—
Income before income taxes	35,179	6.8	57,704	10.9	127,460	6.3	201,161	9.6
Income taxes	13,368	2.6	21,056	4.0	48,331	2.4	77,447	3.7
Net income	$21,811	4.2	$36,648	6.9	$79,129	3.9	$123,714	5.9

Diluted shares outstanding	72,446		72,417		72,393		72,556
Diluted earnings per share	$0.30		$0.51		$1.09		$1.71

Werner Enterprises, Inc. - Release of January 30, 2017

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues
Truckload Transportation Services	$397,503	$419,435	$1,533,981	$1,644,874
Werner Logistics	107,171	96,715	417,172	393,174
Other (1)	13,914	12,516	57,062	54,512
Corporate	449	417	1,749	2,297
Subtotal	519,037	529,083	2,009,964	2,094,857
Inter-segment eliminations (2)	(205)	(300)	(973)	(1,328)
Total	$518,832	$528,783	$2,008,991	$2,093,529

Operating Income
Truckload Transportation Services	$32,742	$57,949	$107,713	$189,850
Werner Logistics	4,232	4,424	20,734	16,898
Other (1)	(1,213)	(5,475)	(6,177)	(7,513)
Corporate	(805)	363	3,800	1,221
Total	$34,956	$57,261	$126,070	$200,456

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.

(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Truckload Transportation Services segment
Average percentage of empty miles	12.62%	12.63%	(0.1)%	12.96%	12.39%	4.6%
Average trip length in miles (loaded)	472	485	(2.7)%	468	482	(2.9)%
Average tractors in service	7,178	7,469	(3.9)%	7,263	7,271	(0.1)%
Average revenues per tractor per week (1)	$3,724	$3,798	(1.9)%	$3,591	$3,732	(3.8)%
Total trailers (at quarter end)	22,725	22,630		22,725	22,630
Total tractors (at quarter end)
Company	6,305	6,635		6,305	6,635
Independent contractor	795	815		795	815
Total tractors	7,100	7,450		7,100	7,450

Werner Logistics segment
Average tractors in service	80	64		73	56
Total trailers (at quarter end)	1,625	1,460		1,625	1,460
Total tractors (at quarter end)	74	62		74	62

(1) Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Capital expenditures, net	$135,593	$100,374	$429,607	$351,483
Cash flow from operations	111,222	87,620	312,397	370,392
Return on assets (annualized) (1)	5.0%	9.4%	4.7%	8.2%
Return on equity (annualized)	8.8%	15.9%	8.2%	14.1%

(1) Pursuant to the Company’s early adoption of Accounting Standards Update 2015-17 (see explanatory note on the Condensed Balance Sheet), return on assets for all periods presented reflects the impact of reclassifying the current deferred tax asset into the non-current deferred tax liability.

Werner Enterprises, Inc. - Release of January 30, 2017

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	December 31, 2016	December 31, 2015
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$16,962	$31,833
Accounts receivable, trade, less allowance of $9,183 and $10,298, respectively	261,372	251,023
Other receivables	15,168	17,241
Inventories and supplies	12,768	16,415
Prepaid taxes, licenses and permits	15,374	15,657
Income taxes receivable	21,497	20,052
Other current assets	29,987	27,281
Total current assets	373,128	379,502

Property and equipment	2,109,991	1,908,600
Less – accumulated depreciation	747,353	754,130
Property and equipment, net	1,362,638	1,154,470

Other non-current assets	57,237	51,675
Total assets	$1,793,003	$1,585,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,618	$70,643
Current portion of long-term debt	20,000	—
Insurance and claims accruals	83,404	64,106
Accrued payroll	26,189	25,233
Other current liabilities	18,650	23,720
Total current liabilities	214,861	183,702

Long-term debt, net of current portion	160,000	75,000
Other long-term liabilities	16,711	19,832
Insurance and claims accruals, net of current portion	113,875	125,195
Deferred income taxes (1)	292,769	246,264

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 72,166,969 and 71,998,750 shares outstanding, respectively	805	805
Paid-in capital	101,035	102,734
Retained earnings	1,084,796	1,022,966
Accumulated other comprehensive loss	(16,917)	(13,063)
Treasury stock, at cost; 8,366,567 and 8,534,786 shares, respectively	(174,932)	(177,788)
Total stockholders’ equity	994,787	935,654
Total liabilities and stockholders’ equity	$1,793,003	$1,585,647

(1) In November 2015, the Financial Accounting Standards Board issued Accounting Standards Update 2015-17, which requires presentation of deferred tax assets and liabilities as non-current in the balance sheet beginning January 1, 2017. The Company early-adopted the guidance in 2016 and retrospectively adjusted the December 31, 2015 presentation by reclassifying a $28.0 million current deferred tax asset into the non-current liability “Deferred income taxes”.

Werner Enterprises, Inc. - Release of January 30, 2017

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. The Werner Logistics portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.